UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 7, 2014

AMERICAN TIRE DISTRIBUTORS

HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-124878	59-3796143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12200 Herbert Wayne Court, Suite 150 Huntersville, North Carolina	28078
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 992-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Election of a New Director

On October 7, 2014, the Board of Directors (the “Board”) of ATD Corporation (“ATD Corp”), the indirect parent of American Tire Distributors Holdings, Inc. (the “Company”), pursuant to the applicable provisions of ATD Corp’s bylaws, elected Thomas B. Mangas as a director of ATD Corp, effective on the date of election.

Mr. Mangas is Executive Vice President, Chief Financial Officer for Starwood Hotels & Resorts Worldwide, Inc., responsible for the global accounting, tax, treasury, strategic planning, corporate development and risk management functions. Prior to joining Starwood Hotels & Resorts Worldwide, Inc., Mr. Mangas served as Executive Vice President and Chief Executive Officer of Armstrong Floor Products, a division of Armstrong World Industries, Inc. From 2010 to 2013, he was Senior Vice President and Chief Financial Officer of the parent company, Armstrong World Industries, Inc., where he was responsible for finance, investor relations, information technology, and global business services. He had previously served as Vice President, Finance & Accounting of the Global Beauty and Grooming division at The Procter & Gamble Company since 2008. Mr. Mangas holds a bachelor’s degree in economics and history from the University of Virginia.

For his service as a member of the ATD Corp Board, Mr. Mangas will receive an annual fee of $150,000 in cash, payable in quarterly installments. Following an initial public offering of ATD Corp, it is anticipated that Mr. Mangas would be paid in accordance with the director compensation program then in effect, which is expected to include (a) annual cash fees of $75,000, payable in quarterly installments, (b) an annual restricted stock grant valued at $100,000, which will vest in two equal installments on each of the first two anniversaries of the grant date, (c) a one-time stock grant valued at $100,000 at or around the time of the offering, and (d) certain additional cash fees for membership on Board committees. It is currently contemplated that, subject to the determination of the Board, Mr. Mangas will serve on ATD Corp’s audit committee and nominating and corporate governance committee following an initial public offering of ATD Corp. There are no transactions between Mr. Mangas and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.
(Registrant)

October 14, 2014	By:	/s/ JASON T. YAUDES
		Name:	Jason T. Yaudes
		Title:	Executive Vice President and Chief Financial Officer